To: the management of MultiMetaVerse Inc.:

The undersigned, Avatar Group Holdings Limited ("Avatar") acknowledges and confirms that:

As of 31 December 2021, MULTIMETAVERSE INC. (the "Company", together with its subsidiaries and consolidated affiliated entities, collectively the "Group") had net current liabilities of US$1.3 million, and net deficit of US$10.0 million, including current liabilities of US$1.7 million and non-current liabilities of US$9.7 million due to Avatar and its related parties.

In view of this, we, hereby confirm that Avatar will provide adequate financial support to the Group as is necessary to ensure its continuing operation for a period of at least 24 months from the issuance date of its financial statement for the year ended December31, 2021, including (but not limited to) maintaining the guarantees of all liabilities, providing additional working capital which is at least US$2.7 million. We also confirm that for a period of at least 24 months from the issuance date of its financial statement for the year ended December 31, 2021, we have no intention to curtail materially the scale of the Group's operations or to require the Group to cease trading, or to commence liquidation of the Group. Moreover, we do not believe that circumstances will arise in which the Group will have no realistic alternative but to commence liquidation or cease trading.

This letter is provided for your use and for the use of Marcum Bernstein & Pinchuk LLP in connection with their audit of MULTIMETAVERSE INC.'s financial statements for the year ended, 31 December 2021 and their review of MultiMetaVerse Inc.'s financial statements for the six months ended 30 June, 2022 (if applicable), and is not to be shown to other parties without our express consent.

Avatar Group Holdings Limited

By: ______________________

Name: Yanzhi Wang

Title: Director

Date: May 13, 2022